Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated April 24, 2019) pertaining to shares to be issued under the 2019 Omnibus Incentive and Director Equity Compensation Plans of Sabre Corporation of our reports dated February 15, 2019, with respect to the consolidated financial statements and related schedule of Sabre Corporation and the effectiveness of internal control over financial reporting of Sabre Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

April 24, 2019